The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-191250,
333-191250-01

SUBJECT TO COMPLETION. DATED SEPTEMBER 4, 2015

PrICING SUPPLEMENT TO THE PROSPECTUS DATED SEPTEMBER 19, 2013

AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2013

US$

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Nomura Capped Accelerated Basket Return Securities due September 11, 2019

•	Nomura America Finance, LLC is offering Nomura capped accelerated basket return securities due September 11, 2019 (which we refer to as the “notes”) described below, which are linked to an unequally weighted basket of ten common stocks described below (which we refer to as the “reference asset”). The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	The notes provide exposure to the performance of the reference asset during the term of the notes, subject to the terms described in this pricing supplement and in the accompanying product prospectus supplement and prospectus.

•

At maturity the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•     if the participation trigger has not occurred, an amount in cash equal to $1,000 plus the product of (a) the reference asset performance on the final valuation date times (b) the participation rate times (c) $1,000, subject to a minimum cash settlement amount of $200 and a maximum cash settlement amount of $2,200, or

•     if the participation trigger has occurred, $0.

The participation trigger will be deemed to have occurred if the reference asset value is less than 55% of the initial value (i.e., if the reference asset performance is less than -45%) on any trading day during the participation trigger monitoring period.

•	The notes will not bear any interest.

•	The notes are not ordinary debt securities; you could lose your entire investment in the notes. In addition, you will not benefit from any increase in the trading price of any basket component (as defined below) at any time other than during the 5 trading days ending on the final valuation date. You should carefully consider whether the notes are suited to your particular circumstances.

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Interest:	The notes will not bear any interest.
Reference Asset:

The reference asset is a basket of stocks (the “basket”) consisting of shares of common stock (or Class A common stock in the case of Blackstone) of the following ten business development companies (each a “BDC”) or real estate investment trusts (each a “REIT”), as the case may be (with the initial weightings noted parenthetically):

•         Apollo Commercial Real Estate Finance, Inc., a REIT (“Apollo Commercial”) (10.00%),

•         Apollo Investment Corporation, a BDC (“Apollo Investment”) (10.00%),

•         Ares Capital Corporation, a BDC (“Ares Capital”) (18.00%),

•         Ares Commercial Real Estate Corporation, a REIT (“Ares Commercial”) (7.00%),

•         BlackRock Capital Investment Corporation, a BDC (“BlackRock”) (11.00%),

•         Blackstone Mortgage Trust, Inc., a REIT (“Blackstone”) (5.00%),

•         FS Investment Corporation, a BDC (“FS Investment”) (15.00%),

•         Hercules Technology Growth Capital, Inc., a BDC (“Hercules”) (5.00%),

•         Starwood Property Trust, Inc., a REIT (“Starwood”) (14.00%), and

•         TPG Specialty Lending, Inc., a BDC (“TPG Lending”) (5.00%).

(each such common stock, a “basket component” and, collectively, the “basket components”). None of the issuers of the basket components (each, a “basket component issuer” and, collectively, the “basket component issuers”) is involved in this offering or has any obligation with respect to the notes. The reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Markets:	The reference asset markets are the principal securities markets for the respective basket components, which currently are New York Stock Exchange LLC (“NYSE”) with respect to each of Apollo Commercial, Ares Commercial, Blackstone, FS Investment, Hercules, Starwood and TPG Lending, and The NASDAQ Stock Market LLC (“NASDAQ”) with respect to Apollo Investment, Ares Capital and BlackRock.
Original Issue Date:	Expected to be September 11, 2015.
Stated Maturity Date:	September 11, 2019, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	Expected to be September 6, 2019, subject to postponement as described under “Description of Your Notes—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Initial Value:

The initial value of the reference asset is $1,000, which is equal to the sum of the initial value of each basket component times the initial basket component multiplier for such basket component.

The initial value of each basket component is determined based on the trading prices of the basket component with respect to a period of 10 trading days ending on September 4, 2015, as set forth under “The Reference Asset” in this pricing supplement.

The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value will not be subject to adjustment under those provisions.

Cash Settlement Amount:	The cash settlement amount will depend on whether the participation trigger has occurred
PS-2

and the reference asset performance.

The cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•    if the participation trigger has not occurred, an amount in cash equal to $1,000 plus the product of (a) the reference asset performance on the final valuation date times (b) the participation rate times (c) $1,000, subject to a minimum cash settlement amount of $200 and a maximum cash settlement amount of $2,200, or

•    if the participation trigger has occurred, $0.

If the participation trigger has occurred, the cash settlement amount payable on your notes on the maturity date will be $0 regardless of the final value.

Participation Trigger:

The participation trigger will be deemed to have occurred if the reference asset value is less than 55% of the initial value (i.e., if the reference asset performance is less than -45%) on any trading day during the participation trigger monitoring period.

Participation Trigger Monitoring Period:	The period from (and including) the trade date to (and including) the final valuation date.
Monitoring Type:	Closing value monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Participation Rate:	200%
Basket Component Multiplier:

The basket component multiplier for each basket component is determined by the initial value of the basket component, its target weight in the basket and the initial value of the reference asset. The initial basket component multiplier for each basket component is set forth under “The Reference Asset” in this pricing supplement.

The basket component multipliers are subject to adjustment, as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Performance:

The reference asset performance on the final valuation date will be equal to (i) the final value divided by the initial value minus (ii) 1.

For purposes of determining whether the participation trigger has occurred, the reference asset performance on any trading day will be equal to (i) the applicable reference asset value on such trading day divided by the initial value minus (ii) 1.

Reference Asset Value:	The reference asset value on any trading day will equal the sum of (i) the closing price of each basket component on such trading day multiplied by (ii) the applicable basket component multiplier for such basket component then in effect.
Final Value:	The final value will equal the sum of (i) the volume weighted average price of each basket component with respect to the VWAP Period of 5 trading days ending on the final valuation date multiplied by (ii) the applicable basket component multiplier for such basket component in effect on the final valuation date.
Volume Weighted Average Price:

The volume weighted average price of a basket component, with respect to a VWAP Period, is the average of the Daily VWAPs of such basket component for each trading day during such VWAP Period.

A “VWAP Period” means, in the case of the final value, a period of 5 trading days ending on the final valuation date.

“Daily VWAP” of a basket component for any trading day means the per share volume-weighted average price of such basket component, as reported on the relevant Bloomberg “<equity> AQR” page (or its equivalent successor if such page is not available) corresponding to such basket component, from the scheduled open of trading until the scheduled close of trading of the primary trading session of the applicable reference asset market for such basket component on such trading day (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours), as determined by the calculation agent.

PS-3

Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Day Count Convention:	30/360, as described under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ACB4
ISIN No.:	US65539ACB44
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	Expected to be September 8, 2015
Minimum Initial Investment Amount:	$25,000
Public Offering Price:	100.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.

Investing in the notes involves certain risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement, under “Additional Risk Factors Specific to the Notes” beginning on page PS-11 of the accompanying product prospectus supplement, under “Risk Factors” beginning on page 7 in the accompanying prospectus, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is equal to approximately $[ ] per face amount, which is less than the original issue price.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	100.00%	[ ]%	[ ]%
Total	$[ ]	$[ ]	$[ ]

The agent will purchase the notes from us at the price to the public less the agent’s commission. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use the final pricing supplement in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, the final pricing supplement is being used in a market-making transaction.

PS-4

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

PS-5

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated September 19, 2013 (the “prospectus”), and the product prospectus supplement, dated September 23, 2013 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013, and under “Additional Risk Factors Specific to Your Notes” in this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access the prospectus and the product prospectus supplement on the SEC web site at www.sec.gov as follows:

•	Prospectus, dated September 19, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513371180/d574488df3asr.htm

•	Product prospectus supplement, dated September 23, 2013

http://www.sec.gov/Archives/edgar/data/1163653/000119312513374860/d599177d424b3.htm

PS-6

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

  An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013. You should carefully consider whether the notes are suited to your particular circumstances. Your notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names on the books that we, Nomura or the trustee, maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This pricing supplement should be read together with the accompanying prospectus and the accompanying product prospectus supplement. The information in the accompanying prospectus and the accompanying product prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. We urge you to read all of the following information about all of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Are Set on the Trade Date (as Determined by Reference to Our Pricing Models) Will Be Less Than the Original Issue Price of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to our pricing models. Such estimated value will be set forth on the front cover of the final pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as will be disclosed on the front cover of the final pricing supplement, our pricing models will consider certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we will determine by reference to our pricing models as of the time the terms of your notes are set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes.

PS-7

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

You May Lose Your Entire Investment in the Notes

You may lose all or substantially all of your investment in the notes. If the participation trigger occurs on any trading day during the participation trigger monitoring period, the cash settlement amount payable on the notes on the maturity date will be zero regardless of the final value. You should not invest in the notes unless you can withstand the loss of some or all of your investment in the notes.

If the Reference Asset Performance Is Negative, You Will Lose Some or All of Your Investment on a Leveraged Basis

If the reference asset performance is negative – i.e., if the final value is less than the initial value – you will not receive the full principal amount of your notes at maturity. Because of the participation rate, any decrease in the final value from the initial value will result in a two-fold decrease in the amount you will receive (if any) at maturity, subject to a minimum cash settlement amount of $200 for each $1,000 principal amount of the notes where the participation trigger has not occurred. This means that, if the final value has decreased by 5% from the initial value, you will lose 10% of your investment.

In addition, the minimum cash settlement amount applies only if the participation trigger has not occurred. If the participation trigger occurs, the cash settlement amount will be zero. This could occur if, among other reasons, some or all of the basket components experience high volatility because of market, economic or political events and suffer substantial price declines on any trading day during the participation trigger monitoring period.

The Cash Settlement Amount Will Be Greater Than the Principal Amount of Your Notes At Maturity Only if the Final Value Is Greater Than the Initial Value, and the Final Value Will Be Determined in Part by the Volume-Weighted Average Prices of the Basket Components With Respect to a VWAP Period of 5 Trading Days Ending on the Final Valuation Date

You will not participate in any appreciation in any basket component through an investment in the notes unless the final value is greater than the initial value. Furthermore, you will not participate in any increase in the final value above 160% of the initial value. This is because the maximum cash settlement amount is $2,200 for each $1,000 principal amount of the notes. In addition, you will not benefit from any increase in the trading price of any basket component at any time other than during the 5 trading days ending on the final valuation date.

In addition, the final value will be determined in part by the volume-weighted average prices of the basket components with respect to a VWAP Period of 5 trading days ending on the final valuation date, rather than the closing prices of the basket components on the final valuation date. As a result, it is possible that there may be substantial increases in the closing prices of the basket components on the final valuation date, while such volume-weighted average prices are significantly lower. If this occurs, the cash settlement amount, if any, payable at maturity may be substantially less than the payment you would have received if you had invested in a note where the cash settlement amount is instead based on the closing prices of the basket components on the final valuation date.

Changes in the Trading Prices or Closing Prices, as Applicable, of the Basket Components May Offset Each Other

Movements in the trading prices or closing prices, as applicable, of the basket components may not correlate with each other. At a time when the trading price or closing price, as applicable, of one or more of the basket components increases, the trading price or closing price, as applicable, of the other basket components may not increase as much or may even decline. Therefore, in calculating the final value or the reference asset value, increases in the trading price or closing price, as applicable, of one or more of the basket components may be moderated, or offset, by lesser increases or declines in the trading prices or closing prices, as applicable, of the other basket components. Furthermore, as the basket is unequally weighted among the basket components, a decrease in the price of

PS-8

a more heavily weighted basket component could moderate or offset increases in the prices of less heavily weighted basket components.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

Your notes will not bear any interest. Consequently, unless the cash settlement amount payable on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There Are Potential Conflicts of Interest Between You and the Calculation Agent and Between You and Our Other Affiliates

The calculation agent will, among other things, determine the reference asset value, the final value and the cash settlement amount on the notes. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting a basket component has occurred and may also have to determine the closing price or trading price, as applicable, in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the cash settlement amount on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount of your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount, if any, after the originally scheduled maturity date but will not receive any additional payment on such postponed cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

The Reference Asset Will Be Subject to Various Business and Market Risks

The basket component issuers are subject to various business and market risks that may adversely affect the value of the reference asset. Consequently, the value of the reference asset may fluctuate depending on the markets in which the basket component issuers operate. The value of the reference asset can rise or fall sharply due to factors specific to any basket component or any basket component issuer, such as equity price volatility, earnings, financial conditions, corporate developments, investment decisions, management changes and decisions and other events, due to general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions, and due to risks specific to BDCs or REITs, in particular regulatory requirements and developments and industry developments. You should familiarize yourself with the business and market risks faced by the basket component issuers, and consider those risks, along with the risks described in this pricing supplement and in the accompanying prospectus and product prospectus supplement, in considering whether to invest in the notes. See “Reference Asset Issuer or Sponsor” in the accompanying product prospectus supplement and “The Reference Asset” in this pricing supplement.

Owning the Notes Is Not the Same as Owning the Basket Components

The return on your notes will not reflect the return you would realize if you actually owned the basket components included and held those investments for a similar period. All of the features that may apply to your notes could affect the cash settlement amount in a way that would cause your return to differ significantly, and perhaps adversely, from the return you would have received if you owned the basket components. For example, the cash settlement amount will exceed the principal amount of your notes only if the final value is greater than the initial value. Furthermore, you will not fully participate in any appreciation of the reference asset in excess of 160% of the initial value because of the maximum cash settlement amount of $2,200 for each $1,000 principal amount of the notes.

In addition, although each basket component multiplier will be adjusted to reflect the reinvestment of a portion of any regular cash dividends and for certain other dividends and distributions, as described under “Description of Your Notes—Adjustments— Ordinary Cash Dividend Adjustments” and “Description of Your Notes—Adjustments— Anti-Dilution Adjustments—Other Dividends and Distributions” in this pricing supplement, even after taking into account such adjustments the return on your notes will not reflect the return you would realize if you actually owned the basket components and received the dividends and any other distributions paid on the basket components at the time they were paid. Although a dividend or another distribution on a basket component may increase the basket component multiplier for such basket component, you will not receive any dividends or other distributions that may be paid

PS-9

on such basket component by the applicable basket component issuer. See “—You Will Not Have Any Shareholder Rights or Rights to Receive Any Basket Component” below for additional information.

The Increasing Basket Component Multiplier Will Magnify Any Downside of a Particular Basket Component

Because each basket component multiplier may be increased to account for a portion of any regular cash dividends paid by the basket component issuer, a decrease in the trading price or closing price, as applicable, of a basket component will be magnified by an increase in the basket component multiplier. As a result, a small change in the trading price or closing price, as applicable, of any such basket component may have a greater effect on the reference asset value or the final value than in the case of notes without such a multiplier, which may result in a reduced cash settlement amount, if any, payable on the maturity date.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of one or more basket components or futures and/or other derivative instruments linked to one or more basket components. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you.

These hedging activities could adversely affect the value of one or more basket components and the reference asset and, therefore, the market value of the notes and the cash settlement amount payable at maturity. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more basket components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount payable at maturity.

We Will Not Hold the Basket Components for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any basket component that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any basket component for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any basket component that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Will Not Have Any Shareholder Rights or Rights to Receive Any Basket Component

Investing in the notes will not make you a holder of any basket component included in the reference asset. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any basket component included in the reference asset. Your notes will be paid in cash, if any, and you will have no right to receive delivery of any basket component.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in one or more of the basket components, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the basket components may at any time have significantly different views from those of Nomura or its affiliates. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with one or more of the basket component issuers, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, one or more of the basket component issuers. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about any basket component issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. For these reasons, you are encouraged to derive information concerning the basket component issuers from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

PS-10

You Will Have Limited Anti-Dilution Protection

For certain corporate events affecting a basket component, the calculation agent may make adjustments to the basket component multiplier. However, the calculation agent will not make an adjustment in response to all events that could affect a basket component. Different calculation agents may exercise their discretion differently, and different notes or other instruments that are subject to anti-dilution adjustments may provide for additional, fewer, or different adjustments than those provided in your notes. You should understand fully these adjustments before making an investment in the notes. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent.

You should refer to “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement for a description of the items that the calculation agent is responsible for determining.

In Some Circumstances, the Payment You Receive on the Notes at Maturity May Be Based on the Common Stock of Companies Other Than the Original Basket Component Issuers

Following certain corporate events relating to a basket component issuer where such issuer is not the surviving entity, the cash settlement amount you receive at maturity, if any, may be based on a security of a successor to the basket component issuer or any cash or any other assets distributed to holders of the basket component in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property under “Description of Your Notes—Adjustments—Anti-Dilution Adjustments—Reorganization Events” in this pricing supplement.

The Value of Your Notes May Be Adversely Affected if a Basket Component Is Delisted or if Its Trading Is Suspended

In the event of a delisting or suspension of trading of shares of a basket component, the calculation agent may designate a substitute basket component. If the calculation agent determines that no substitute basket component comparable to the basket component exists, or if such substitute basket component selected by the calculation agent is subsequently delisted or trading in such substitute basket component is subsequently suspended and the calculation agent determines that no additional substitute basket component comparable to such substitute basket component exists, then the calculation agent will deem the closing price of the basket component or substitute basket component, as the case may be, on the trading day immediately prior to its delisting or suspension to be the trading price or the closing price, as applicable, of the basket component or substitute basket component, as the case may be, on every remaining trading day to, and including, the final valuation date. See “Description of Your Notes—Adjustments—Modification of a Basket Component or Unavailability of the Price of a Basket Component” in this pricing supplement and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. None of the basket component issuers is involved in the offer of the notes and has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the market value of your notes. Delisting or termination of any basket component and the consequent adjustments may materially and adversely affect the value of the notes.

None of the Basket Component Issuers Will Have Any Role or Responsibilities with Respect to the Notes

None of the basket component issuers will have authorized or approved the notes or will be involved in the offering. None of the basket component issuers will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, such as when taking any corporate actions that might affect the value of any basket component or the notes. None of the basket component issuers will receive any of the proceeds from the offering of the notes. No basket component issuer will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

We and Our Affiliates Have No Affiliation with the Basket Component Issuers and Have Not Independently Verified Their Public Disclosure of Information

We and our affiliates are not affiliated in any way with any basket component issuer. This pricing supplement relates only to the notes and does not relate to the basket components. The material provided herein concerning each basket component issuer is derived from publicly available documents concerning such company without independent verification. Neither we nor any of our affiliates participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any basket component issuer. Furthermore, neither we nor any of our affiliates knows whether any basket component issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning such basket component issuer. Subsequent disclosure of any event of this kind or the

PS-11

disclosure of, or failure to disclose, material future events concerning any such company could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the basket component issuers.

In addition, there can be no assurance that the basket component issuers will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will distribute any reports, proxy statements and other information required thereby to their shareholders. In the event that any basket component issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any of our affiliates is responsible for the public disclosure of information by the basket component issuers, whether contained in filings with the SEC or otherwise.

The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance

The historical prices of the basket components included in this pricing supplement should not be taken as an indication of their future performance. Changes in the prices of the basket components will affect the market value of the notes, but it is impossible to predict whether the prices of the basket components will rise or fall during the term of the notes. The basket components have performed differently in the past and are expected to perform differently in the future. The prices of the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

The Notes Are Subject to Risks Associated with Basket Components with Limited Trading Histories

Shares of common stock of Ares Commercial, FS Investment and TPG Lending have only been publically traded since April 2012 , April 2014 and March 2014, respectively. Accordingly, there is only a limited trading history available for these basket components upon which you can evaluate their prior performance.

The Market Value of Your Notes May Decrease at an Accelerated Rate as the Reference Asset Value Approaches and Decreases Below the Initial Value

When the reference asset value decreases to a value near the initial value, the market value of the notes may decrease at a greater rate than the reference asset value.  If the reference asset value decreases to a value near or below the initial value, we expect that the market value of the notes will decrease, to reflect the fact that at maturity you may receive cash, if any, with a value that may be substantially less than the principal amount of your notes.

The Initial Value of Each Basket Component and, in Turn, the Initial Basket Component Multiplier for Each Basket Component Will Be Determined Based on the Trading Prices of Such Basket Component Over a Trading Period Ending on a Day Prior to the Trade Date, Which May Increase the Likelihood that You Will Lose Your Entire Investment

As the initial value of each basket component will be determined based on the trading prices of such basket component over a trading period ending on a day prior to the trade date, the initial basket component multiplier for such basket component will also be determined based on such trading prices. If the trading prices of one or more of the basket components increase substantially on the trade date from their previous levels, there is a greater likelihood that you may lose some or all of your investment in the notes as in that case the initial basket component multipliers for one or more of such basket components would be more than what they would be had the higher trading prices on the trade date been used in such determination. Your likelihood of losing some or all of your investment in the notes is increased since both the final value and the reference asset value are calculated using basket component multipliers, which would magnify any downside of a particular basket component. You should check the trading prices of the basket components on the trade date prior to making an investment in the notes.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

PS-12

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to the trading risks described above, and our and Nomura’s creditworthiness, the value of the notes in the secondary market will be affected by the supply of and demand for the notes, the prices of the basket components and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are beyond our control, may influence the market value of your notes:

•	Prices of the basket components. We expect that the market value of the notes at any given time will likely depend substantially on the changes in the prices of the basket components. If you choose to sell the notes when the prices of the basket components have decreased, you may receive less than the amount you originally invested. The price of a basket component will be influenced by its business risks and financial results and by complex and interrelated political, economic, financial and other factors that can affect the equity markets on which shares of the basket component are traded.

•	Volatility of the basket components. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of a basket component changes or is expected to change, the market value of the notes may change.

•	Interest rates. The interactions of interest rates and the equity markets are unpredictable. Investors in the notes must make their own determinations as to how the possible future effects of changes in interest rates will affect the basket components and the notes, as well as the overall United States economy.

•	Time premium or discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the prices of the basket components the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the prices of the basket components prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

In addition, economic, financial, political, military, regulatory, legal and other events that affect the applicable equity markets may affect the value of the notes.

In addition, your notes may trade quite differently from the basket components. Changes in the prices of the basket components may not result in comparable changes in the market value of your notes. Even if the prices of the basket components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the prices of the basket components increase. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

The accompanying prospectus, the accompanying product prospectus supplement and this pricing supplement contain a general description of certain U.S. tax considerations relating to the notes under “United States Taxation” in the accompanying prospectus and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and in this pricing supplement. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

PS-13

The Tax Consequences of an Investment in the Notes Are Uncertain

Significant aspects of the tax treatment of the notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below, the section “United States Taxation” in the accompanying prospectus, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. You should consult your tax advisor about your own tax situation.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity or earlier sale or exchange. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-38 unless and until there is a change in law or the Treasury Department and IRS determine that some other treatment is more appropriate.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

PS-14

HYPOTHETICAL EXAMPLES OF CASH SETTLEMENT AMOUNTS

The examples set forth below are included for illustrative purposes only. The hypothetical final values used to illustrate the calculation of the hypothetical cash settlement amounts at maturity are neither estimates nor forecasts of the final value, the reference asset value at any other time during the term of the notes or the trading prices or closing prices of any basket component at any time. The hypothetical values shown below have been chosen arbitrarily and are not associated with Nomura Research forecasts and should not be taken as indicative of the final value, the future reference asset value at any other time or the future trading prices or closing prices of any basket component. The actual market value of the notes on the maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown below, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

The following examples represent hypothetical cash settlement amounts for each $1,000 in principal amount of the notes based on a range of hypothetical final values (expressed as a percentage of the initial value of the reference asset). The following examples assume no occurrence of the participation trigger prior to the final valuation date, and reflect an initial value of the reference asset of $1,000, a participation rate of 200%, a maximum cash settlement amount of $2,200 and a minimum cash settlement amount of $200 where the participation trigger has not occurred. The following examples also assume that the notes are purchased on the original issue date and held to the maturity date, that there have been no dilution events or changes in or affecting any basket component that would result in any adjustment to any basket component multiplier, and that no market disruption events have occurred.

If the reference asset value is less than 55% of the initial value on any trading day during the participation trigger monitoring period, you would lose your entire investment in the notes regardless of the final value.

In addition, the following examples do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset.

Hypothetical Final Value (Expressed as a Percentage of the Initial Value of the Reference Asset)	Cash Settlement Amount at Maturity per $1,000 Principal Amount
200.00%	$2,200.00
190.00%	$2,200.00
180.00%	$2,200.00
170.00%	$2,200.00
160.00%	$2,200.00
150.00%	$2,000.00
140.00%	$1,800.00
130.00%	$1,600.00
120.00%	$1,400.00
110.00%	$1,200.00
100.00%	$1,000.00
90.00%	$800.00
80.00%	$600.00
70.00%	$400.00
60.00%	$200.00
55.00%	$200.00
54.00%	$0.00
50.00%	$0.00
40.00%	$0.00
30.00%	$0.00
20.00%	$0.00
10.00%	$0.00
0.00%	$0.00
PS-15

We cannot predict the actual final value or the actual reference asset value at any other time during the term of the notes or what the market value of your notes will be on any particular trading day; nor can we predict the relationship between the reference asset value and the market value of your notes at any time prior to the maturity date. The actual cash settlement amount, if any, that you will receive at maturity and the rate of return on the notes will depend on whether the participation trigger occurs and the actual final value. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of the notes on the maturity date may be very different from the information reflected in the table above.

PS-16

DESCRIPTION OF YOUR NOTES

General

The notes are fully and unconditionally guaranteed by Nomura and are therefore senior unsecured debt obligations of Nomura. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The notes will be issued only in global form through DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance—Global Security” in the accompanying prospectus).

Interest

The notes will not bear any interest.

Stated Maturity Date

The stated maturity date is September 11, 2019, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” below in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

Payment at Maturity

The cash settlement amount you will receive on the maturity date (subject to postponement as described below) will depend on whether the participation trigger has occurred and the reference asset performance. The cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•	if the participation trigger has not occurred, an amount in cash equal to $1,000 plus the product of (a) the reference asset performance on the final valuation date times (b) a participation rate of 200% times (c) $1,000, subject to a minimum cash settlement amount of $200 and a maximum cash settlement amount of $2,200, or

•	if the participation trigger has occurred, $0.

If the participation trigger has occurred, the cash settlement amount payable on your notes on the maturity date will be $0 regardless of the final value.

The initial value of the reference asset is $1,000, which is equal to the sum of the initial value of each basket component times the initial basket component multiplier for such basket component. The initial value of each basket component is determined based on the trading prices of the basket component with respect to a period of 10 trading days ending on September 4, 2015, as set forth under “The Reference Asset” in this pricing supplement. The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value will not be subject to adjustment under those provisions.

The reference asset performance on the final valuation date will be equal to (i) the final value divided by the initial value minus (ii) 1. For purposes of determining whether the participation trigger has occurred, the reference asset performance on any trading day will be equal to (i) the applicable reference asset value on such trading day divided by the initial value minus (ii) 1.

The reference asset value on any trading day will equal the sum of (i) the closing price of each basket component on such trading day multiplied by (ii) the applicable basket component multiplier for such basket component then in effect.

The final value will equal the sum of (i) the volume weighted average price of each basket component with respect to the VWAP Period of 5 trading days ending on the final valuation date multiplied by (ii) the applicable basket component multiplier for such basket component in effect on the final valuation date.

The participation trigger will be deemed to have occurred if the reference asset value is less than 55% of the initial value (i.e., if the reference asset performance is less than -45%) on any trading day during the participation trigger monitoring period.

The basket component multiplier for each basket component is determined by the initial value of the basket component, its target weight in the basket and the initial value of the reference asset. The basket component multipliers are subject to adjustment, as described under “Description of Your Notes—Adjustments” in this pricing supplement.

The participation trigger monitoring period is the period from (and including) the trade date to (and including) the final valuation date. The monitoring type is closing value monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.

The volume weighted average price of a basket component, with respect to a VWAP Period, is the average of the Daily VWAPs of such basket component for each trading day during such VWAP Period.

PS-17

A “VWAP Period” means, in the case of the final value, a period of 5 trading days ending on the final valuation date.

“Daily VWAP” of a basket component for any trading day means the per share volume-weighted average price of such basket component, as reported on the relevant Bloomberg “<equity> AQR” page (or its equivalent successor if such page is not available) corresponding to such basket component, from the scheduled open of trading until the scheduled close of trading of the primary trading session of the applicable reference asset market for such basket component on such trading day (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours), as determined by the calculation agent.

U.S. Tax Characterization

In the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, we and the holders agree to characterize and treat the notes as a pre-paid derivative contract with respect to the reference asset.

Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date

The final valuation date is expected to be September 6, 2019. If, on that date, the calculation agent determines that a market disruption event with respect to a basket component occurs or is continuing on a day that would otherwise be the final valuation date or that such day is not a trading day, the trading price or closing price, as applicable, of the basket component on the final valuation date will be the trading price or closing price, as applicable, of the basket component on the first following trading day on which the calculation agent determines that no market disruption event with respect to the basket component occurs or is continuing. In no event, however, will the final valuation date be postponed by more than eight scheduled trading days.

If the final valuation date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the final valuation date, and the trading price or closing price, as applicable, of the basket component will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially reasonable under the circumstances) by the calculation agent on that eighth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the trading price or closing price, as applicable, of the basket component that would have prevailed in the absence of the market disruption event or non-trading day.

In the event that the final valuation date is postponed as described above, the maturity date will also be postponed such that the maturity date is three scheduled trading days following the postponed final valuation date, unless that date is not a business day, in which case the maturity date will be the next following business day. In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the maturity date until several days after the originally scheduled stated maturity date, and you will not receive any additional payment in respect of such period from the scheduled maturity date to the date of payment.

Postponement of any date as a result of a market disruption event with respect to one basket component will not, of itself, result in the postponement of such date for the remaining unaffected basket components. In addition, a market disruption event with respect to one or more basket components will not, by itself, constitute a market disruption event for the remaining unaffected basket components.

For a description of market disruption events, please see “General Terms of the Notes—Market Disruption Events—Reference Assets Consisting of an Equity Security” in the accompanying product prospectus supplement.

Adjustments

Anti-Dilution Adjustments

Each basket component multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value of the reference asset will not be subject to adjustment under those provisions.

The adjustments described below do not cover all events that could affect a basket component and, consequently, the value of your notes, such as a tender or exchange offer by a basket component issuer for the basket component at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket component. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes—You Will Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

If one of the events described below occurs and the calculation agent determines that the event has a dilutive or concentrative effect on the theoretical value of a basket component, the calculation agent will calculate such corresponding adjustment or series of adjustments to the basket component multiplier as the calculation agent determines appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the basket component multiplier will be doubled. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the basket component, if applicable, in the event of a consolidation or merger of the basket component issuer with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the basket component multiplier.

PS-18

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the basket component multiplier for the first event, then adjust the adjusted basket component multiplier for the second event, and so on for any subsequent events.

No such adjustments will be made unless such adjustments, in the aggregate, would result in a change of at least 0.1% to the basket component multiplier then in effect.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a dilutive or concentrative effect on the theoretical value of the basket component), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those notes.

The following events are those that may require anti-dilution adjustments in the calculation agent’s sole discretion:

•	a subdivision, consolidation or reclassification of a basket component or a free distribution or dividend of shares of a basket component to existing holders of the basket component by way of a bonus, capitalization or similar issue;
•	a distribution or dividend to existing holders of a basket component of:
• additional shares of the basket component as described under “—Stock Dividends” below,
• other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the basket component issuer equally or proportionately with such payments to holders of the basket component, or
• any other type of securities, rights or warrants in any case that permit the holder thereof to subscribe for or purchase any asset or property (including the basket component) at less than the prevailing closing price as determined by the calculation agent in its sole discretion;
•	the declaration by a basket component issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the basket component or other assets;
•	a repurchase by a basket component issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
•	a consolidation of a basket component issuer with another company or merger of a basket component issuer with another company; and
•	any other similar event that may have a dilutive or concentrative effect on the theoretical value of a basket component.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If a basket component is subject to a stock split or a reverse stock split, then the basket component multiplier will be adjusted by multiplying the prior multiplier by the number of shares that a holder of one share of the basket component before the effective date of that stock split or reverse stock split, as applicable, would have owned immediately following the applicable effective date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If a basket component is subject to a stock dividend payable in shares of the basket component, then the basket component multiplier will be adjusted by multiplying the prior basket component multiplier by the sum of one plus the number of additional shares issued in the stock dividend with respect to one share of the basket component.

Other Dividends and Distributions

The basket component multiplier will not be adjusted to reflect dividends or other distributions paid with respect to the basket component, other than:

•	stock dividends described under “—Stock Dividends” above;

•	issuances of transferable rights and warrants as described under “—Transferable Rights and Warrants” below;

•	distributions that are spin-off events described under “—Reorganization Events” below;
•	extraordinary cash dividends as described below; and
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•	ordinary cash dividends as described under “—Ordinary Cash Dividend Adjustments” below.

A dividend or other distribution with respect to a basket component will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket component by an amount equal to at least 10% of the closing price of the basket component on the trading day before the ex-dividend date. Accordingly, it is not expected that anti-dilution adjustments will be made to the basket component multiplier in the case of stock dividends payable in shares of a basket component that are in lieu of ordinary cash dividends payable with respect to shares of the basket component. The ex-dividend date for any dividend or other distribution is the first day on which the basket component trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to a basket component and is payable in cash, then the basket component multiplier will be adjusted by multiplying the prior basket component multiplier by the ratio of the closing price of the basket component on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for a basket component equals:

•	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of the basket component minus the amount per share of the basket component of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket component; or

•	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of a basket component that is both an extraordinary dividend and payable in the basket component, or an issuance of rights or warrants with respect to a basket component that is also an extraordinary dividend, will result in adjustments to the basket component multiplier for the basket component, as described under “—Stock Dividends” above or “—Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket component issuer issues transferable rights or warrants to all holders of the basket component to subscribe for or purchase any asset or property (including the basket component) at an exercise price per share that is less than the closing price of such basket component on the trading day before the ex-dividend date for such issuance, then the basket component multiplier will be adjusted by multiplying the prior basket component multiplier by the ratio of:

•	the number of shares of the basket component outstanding at the close of business on the business day before that ex-dividend date plus the number of additional shares of the basket component offered for subscription or purchase under those transferable rights or warrants, to

•	the number of shares of the basket component outstanding at the close of business on the business day before that ex-dividend date plus (1) the total number of additional shares of the basket component offered for subscription or purchase under the transferable rights or warrants times (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

•	a basket component is reclassified or changed;

•	a basket component issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the basket component are exchanged for or converted into other property;

•	a statutory share exchange involving outstanding shares of a basket component and the securities of another entity occurs, other than as part of an event described above;

•	a basket component issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	a basket component issuer effects a spin-off, that is, issues to all holders of the basket component equity securities of another issuer, other than as part of an event described above; or

•	a basket component issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the basket component.

In this pricing supplement, references to the calculation agent adjusting the basket component multiplier in respect of a dilution

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event or a reorganization event mean that the calculation agent may adjust the basket component multiplier in the manner described in this section. If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the basket component as described below. Consequently, in this pricing supplement, references to a basket component, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted basket component. Similarly, references to a basket component issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If a reorganization event occurs, then the determination of the trading price or closing price of a basket component on any day (including the final valuation date) for all purposes will be made by the calculation agent based upon the amount, type and value of property or properties, if any—whether cash, securities, other property or a combination thereof—that a hypothetical prior holder of the basket component would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property.” Distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. Accordingly, in such circumstances, the cash settlement amount, if any, you will be paid at maturity will be based upon the value of such distribution property, if any, as determined by the calculation agent. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, if any. For any distribution property consisting of a security (including a security issued by a non-U.S. company or quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the basket component may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the basket component that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to a basket component and the calculation agent adjusts the basket component to consist of the distribution property in the event as described above (with corresponding adjustments to the basket component multiplier), the calculation agent will make further anti-dilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the new basket component (with corresponding adjustments to the basket component multiplier). The calculation agent will do so to the same extent that it would make adjustments if the basket component was outstanding and was affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the basket component, the required adjustment will be made with respect to that component, as if it alone were the value of the basket component (with corresponding adjustments to the basket component multiplier).

For example, if a basket component issuer merges into another company and each share of common stock that is the basket component is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the value of the basket component will be adjusted to reflect the value of the two common shares of the surviving company and the specified amount of cash. Corresponding adjustments will be made to the basket component multiplier. The calculation agent will adjust the common share component of the new value of the basket component to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section, as if the common shares were issued by the basket component issuer (with corresponding adjustments to the basket component multiplier). In that event, the cash component will not be adjusted but will continue to be a component of the value of the basket component (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property, if any, if a reorganization event occurs and any amounts due upon maturity of the notes, including the determination of the cash value of any distribution property.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) at any time, the closing price of such non-U.S. securities will be converted to U.S. dollars as of the relevant date using the applicable exchange rate as described below.

On any date, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:00 P.M., New York City time, for such date. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date, the applicable exchange rate on such day will be equal to the average (mean) of the bid quotations in New York City solicited and received by the calculation agent at approximately 4:00 P.M., New York City time, on such date, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

Each time the calculation agent adjusts a basket component in connection with a reorganization event as described above, the calculation agent will also make corresponding adjustments to the basket component multiplier to offset any change in your economic

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position as a holder of the notes that results from such an event.

Once the basket component has been adjusted as described above, the calculation agent will make such adjustments as, in the judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original basket (including, without limitation, changing the component weights of the basket components and the basket component multiplier for each basket component), and will calculate the trading price or closing price, as applicable, and the reference asset performance on any day (including the final valuation date) or the final value, based on the adjusted basket.

Ordinary Cash Dividend Adjustments

The basket component multiplier for a basket component will be adjusted to account for any cash dividends (other than extraordinary cash dividends as described under “—Anti-Dilution Adjustments” above) paid by the corresponding basket component issuer to holders of such basket component during the period from (but excluding) the trade date to (and including) the final valuation date as follows: such basket component multiplier in effect immediately on and after the ex-dividend date will equal such basket component multiplier in effect immediately prior to the ex-dividend date multiplied by (i) the sum of (a) the closing price of such basket component on the trading day immediately preceding the ex-dividend date for such cash dividend plus (b) 90.5% of the gross amount of such cash dividend per share of such basket component divided by (ii) the closing price of such basket component on the trading day immediately preceding the ex-dividend date for such cash dividend.

The calculation agent will make all determinations with respect to dividend-related adjustments. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Modification of a Basket Component or Unavailability of the Price of a Basket Component

The following provisions under this subsection shall apply to the notes, in lieu of the provisions under “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Basket Components Consisting of Shares of a Common Stock

If shares of a common stock that are a basket component (such common stock, an “original common stock”) are delisted or trading of such shares is suspended on the primary exchange for such shares other than as a result of a reorganization event as described under “—Anti-Dilution Adjustments—Reorganization Events” above, and such shares are immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then shares of such original common stock will continue to be deemed the basket component.

If shares of an original common stock are delisted or trading of such shares is suspended on the primary exchange for such shares, and such shares are not immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then the calculation agent may, but is not required to, select a substitute common stock. A “substitute common stock” will be the common stock, which is listed or approved for trading on a major U.S. exchange or market, of a company that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of the original common stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if we or any of our affiliates are subject to a trading restriction under our or any of our affiliates’ trading restriction policies that would materially limit our or any of our affiliates’ ability to hedge the notes with respect to the common stock or ADSs of such company. Shares of the substitute common stock will be deemed to be the basket component and the calculation agent will determine the trading price or closing price, as applicable, of the basket component on any date by reference to shares of the substitute common stock and adjust the basket component multiplier for such situation.

If a substitute common stock is a security issued by a non-U.S. company, to the extent that a cash settlement amount is due at maturity, we will pay the cash settlement amount in U.S. dollars. On any date, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the shares of such substitute common stock relative to the U.S. dollar as published by Reuters on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:00 P.M., New York City time, for such date. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date, the applicable exchange rate on such day will be equal to the average (mean) of the bid quotations in New York City solicited and received by the calculation agent at approximately 4:00 P.M., New York City time, on such date, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If shares of an original common stock are delisted or trading of such shares is suspended and the calculation agent determines that no substitute common stock comparable to the original common stock exists, or if a substitute common stock selected by the calculation agent is subsequently delisted or trading in such substitute common stock is subsequently suspended and the calculation agent determines that no additional substitute common stock comparable to such substitute common stock exists, then the calculation agent will deem the closing price of shares of such original common stock or such substitute common stock, as the case may be, on the trading day immediately prior to the delisting or suspension to be the trading price or closing price, as applicable, of the applicable

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basket component on every remaining trading day to, and including, the final valuation date.

Following any such substitution or adjustments, the calculation agent will make such calculations and adjustments as, in the judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original basket (including, without limitation, changing the component weights of the basket components and the basket component multiplier for each basket component), and will calculate the trading price or closing price, as applicable, and the reference asset performance on any day (including the final valuation date) or the final value, with reference to that successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original basket for all purposes.

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THE REFERENCE ASSET

The reference asset is a basket of stocks consisting of shares of common stock (or Class A common stock in the case of Blackstone) of the following ten business development companies (each a “BDC”) or real estate investment trusts (each a “REIT”), as the case may be: Apollo Commercial Real Estate Finance, Inc., a REIT (“Apollo Commercial”), Apollo Investment Corporation, a BDC (“Apollo Investment”), Ares Capital Corporation, a BDC (“Ares Capital”), Ares Commercial Real Estate Corporation, a REIT (“Ares Commercial”), BlackRock Capital Investment Corporation, a BDC (“BlackRock”), Blackstone Mortgage Trust, Inc., a REIT (“Blackstone”), FS Investment Corporation, a BDC (“FS Investment”), Hercules Technology Growth Capital, Inc., a BDC (“Hercules”), Starwood Property Trust, Inc., a REIT (“Starwood”), and TPG Specialty Lending, Inc., a BDC (“TPG Lending”).

The table below indicates the ticker symbol for each basket component, the primary securities market on which shares of each basket component are listed, the proportion of the initial value of the reference asset represented by the shares of each basket component, the initial value of each basket component and the initial basket component multiplier for each basket component.

Basket Component Issuer	Ticker Symbol	Reference Asset Market	Initial Weighting	Initial Value	Initial Basket Component Multiplier
Apollo Commercial Real Estate Finance, Inc.	ARI	NYSE	10.00%	16.34698	6.117
Apollo Investment Corporation	AINV	NASDAQ	10.00%	6.42636	15.561
Ares Capital Corporation	ARCC	NASDAQ	18.00%	15.32041	11.749
Ares Commercial Real Estate Corporation	ACRE	NYSE	7.00%	12.54605	5.579
BlackRock Capital Investment Corporation	BKCC	NASDAQ	11.00%	9.24522	11.898
Blackstone Mortgage Trust, Inc. (Class A Common Stock)	BXMT	NYSE	5.00%	27.68301	1.806
FS Investment Corporation	FSIC	NYSE	15.00%	9.91236	15.133
Hercules Technology Growth Capital, Inc.	HTGC	NYSE	5.00%	11.23566	4.450
Starwood Property Trust, Inc.	STWD	NYSE	14.00%	21.178	6.611
TPG Specialty Lending, Inc.	TSLX	NYSE	5.00%	17.10353	2.923

The Basket Component Issuers

Apollo Commercial

According to its publicly available documents, Apollo Commercial is a REIT that primarily originates, acquires, invests in and manages performing commercial first mortgage loans, subordinate financings, commercial mortgage-backed securities and other commercial real estate-related debt investments. Apollo Commercial is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Apollo Commercial can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Apollo Commercial’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Apollo Commercial under the Exchange Act can be located by referencing its SEC file number 001-34452. In addition, information about Apollo Commercial may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

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Apollo Investment

According to its publicly available documents, Apollo Investment is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a BDC under the Investment Company Act of 1940 (the “1940 Act”). Apollo Investment is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Apollo Investment can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Apollo Investment’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Apollo Investment under the Exchange Act can be located by referencing its SEC file number 814-00646. In addition, information about Apollo Investment may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Ares Capital

According to its publicly available documents, Ares Capital is a specialty finance company that is a closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. Ares Capital is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Ares Capital can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Ares Capital’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Ares Capital under the Exchange Act can be located by referencing its SEC file number 814-00663. In addition, information about Ares Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Ares Commercial

According to its publicly available documents, Ares Commercial, a REIT, is a specialty finance company that is primarily focused on directly originating, managing and servicing a diversified portfolio of commercial real estate debt-related investments for our own account. Ares Commercial is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Ares Commercial can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Ares Commercial’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Ares Commercial under the Exchange Act can be located by referencing its SEC file number 001-35517. In addition, information about Ares Commercial may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

BlackRock

According to its publicly available documents, BlackRock is an externally-managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. BlackRock is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by BlackRock can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. BlackRock’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by BlackRock under the Exchange Act can be located by referencing its SEC file number 814-00712. In addition, information about BlackRock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Blackstone

According to its publicly available documents, Blackstone, a REIT, is a real estate finance company that originates and purchases senior loans collateralized by properties in North America and Europe. Blackstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Blackstone can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Blackstone’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Blackstone under the Exchange Act can be located by referencing its SEC file number 001-14788. In addition, information about

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Blackstone may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

FS Investment

According to its publicly available documents, FS Investment is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. FS Investment is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by FS Investment can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. FS Investment’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by FS Investment under the Exchange Act can be located by referencing its SEC file number 814-00757. In addition, information about FS Investment may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Hercules

According to its publicly available documents, Hercules is an internally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. Hercules is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Hercules can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Hercules’ reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Hercules under the Exchange Act can be located by referencing its SEC file number 814-00702. In addition, information about Hercules may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Starwood

According to its publicly available documents, Starwood, a REIT, is focused primarily on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments in both the U.S. and Europe. Starwood is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Starwood can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Starwood’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Starwood under the Exchange Act can be located by referencing its SEC file number 001-34436. In addition, information about Starwood may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

TPG Lending

According to its publicly available documents, TPG Lending is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. TPG Lending is subject to the informational requirements of the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by TPG Lending can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. TPG Lending’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by TPG Lending under the Exchange Act can be located by referencing its SEC file number 001-36364. In addition, information about TPG Lending may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Historical Information

The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during any period shown below is not an indication that the price of the basket component is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical prices of any basket component as an indication of future performance. We cannot give you any assurance that the

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future performance of any basket component will result in your receiving any cash settlement amount on the notes or that you will not lose your entire investment in the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of any basket component or the reference asset.

The following tables sets forth the published high, low and end of quarter closing prices of each basket component for each calendar quarter from January 1, 2011 (or from the earliest available date) to June 30, 2015, as well as for the period from July 1, 2015 to September 3, 2015. The graphs below show the historical closing prices of each basket component since January 1, 2011 (or since the earliest available date). We obtained the information in the tables and graphs below from Bloomberg without independent verification. The historical prices of the basket components set forth below should not be taken as an indication of future performance. The actual performance of the basket components over the life of the notes, as well as the cash settlement amount payable on the notes, if any, may bear little relation to the historical prices of the basket components shown below.

Quarterly High, Low and Quarter End Closing Prices of Apollo Commercial Common Stock,
2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	17.06	16.29	16.35
4/1/2011	6/30/2011	16.47	15.90	16.12
7/1/2011	9/30/2011	16.33	13.17	13.17
10/1/2011	12/31/2011	14.27	12.22	13.13
1/1/2012	3/31/2012	16.17	13.18	15.65
4/1/2012	6/30/2012	16.48	15.43	16.07
7/1/2012	9/30/2012	18.13	16.38	17.34
10/1/2012	12/31/2012	17.51	15.40	16.23
1/1/2013	3/31/2013	17.70	16.84	17.59
4/1/2013	6/30/2013	18.27	15.85	15.88
7/1/2013	9/30/2013	16.35	14.76	15.27
10/1/2013	12/31/2013	16.86	15.29	16.25
1/1/2014	3/31/2014	17.01	16.23	16.63
4/1/2014	6/30/2014	17.12	16.33	16.49
7/1/2014	9/30/2014	16.92	15.71	15.71
10/1/2014	12/31/2014	16.98	15.75	16.36
1/1/2015	3/31/2015	17.67	16.37	17.18
4/12015	6/30/2015	17.56	16.43	16.43
7/1/2015	9/3/2015	17.24	16.15	16.29

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Quarterly High, Low and Quarter End Closing Prices of Apollo Investment Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	12.40	11.17	12.07
4/1/2011	6/30/2011	12.23	9.71	10.21
7/1/2011	9/30/2011	10.60	7.39	7.52
10/1/2011	12/31/2011	8.55	5.99	6.44
1/1/2012	3/31/2012	8.00	6.67	7.17
4/1/2012	6/30/2012	7.67	6.59	7.67
7/1/2012	9/30/2012	8.30	7.57	7.88
10/1/2012	12/31/2012	8.47	7.29	8.36
1/1/2013	3/31/2013	9.01	8.23	8.36
4/1/2013	6/30/2013	8.87	7.37	7.74
7/1/2013	9/30/2013	8.47	7.77	8.15
10/1/2013	12/31/2013	9.02	8.05	8.48
1/1/2014	3/31/2014	9.15	8.14	8.31
4/1/2014	6/30/2014	8.61	7.89	8.61
7/1/2014	9/30/2014	8.83	8.17	8.17
10/1/2014	12/31/2014	8.36	7.20	7.42
1/1/2015	3/31/2015	7.88	7.10	7.68

PS-28

4/12015	6/30/2015	8.03	7.07	7.08
7/1/2015	9/3/2015	7.23	6.28	6.45

Quarterly High, Low and Quarter End Closing Prices of Ares Capital Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	17.83	16.08	16.95
4/1/2011	6/30/2011	17.71	15.70	16.07
7/1/2011	9/30/2011	16.30	13.07	13.77
10/1/2011	12/31/2011	15.95	13.26	15.45
1/1/2012	3/31/2012	16.70	15.51	16.35
4/1/2012	6/30/2012	16.55	14.67	15.96
7/1/2012	9/30/2012	17.68	16.04	17.14
10/1/2012	12/31/2012	17.74	16.08	17.50
1/1/2013	3/31/2013	18.54	17.66	18.10
4/1/2013	6/30/2013	18.27	16.42	17.20
7/1/2013	9/30/2013	18.12	17.03	17.29
10/1/2013	12/31/2013	18.38	17.06	17.77
1/1/2014	3/31/2014	18.51	17.36	17.62
4/1/2014	6/30/2014	17.86	16.50	17.86
PS-29

7/1/2014	9/30/2014	17.80	16.12	16.16
10/1/2014	12/31/2014	16.45	14.66	15.61
1/1/2015	3/31/2015	17.60	15.55	17.17
4/12015	6/30/2015	17.30	16.01	16.46
7/1/2015	9/3/2015	16.58	14.84	15.51

Quarterly High, Low and Quarter End Closing Prices of Ares Commercial Common Stock,

April 2012-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
4/25/2012	6/30/2012	18.50	16.35	17.48
7/1/2012	9/30/2012	17.62	16.31	17.06
10/1/2012	12/31/2012	17.08	15.60	16.42
1/1/2013	3/31/2013	17.47	16.62	16.92
4/1/2013	6/30/2013	16.98	12.71	12.81
7/1/2013	9/30/2013	13.25	12.19	12.43
10/1/2013	12/31/2013	13.67	12.30	13.10
1/1/2014	3/31/2014	13.89	13.07	13.41
4/1/2014	6/30/2014	13.29	12.29	12.41
7/1/2014	9/30/2014	12.74	11.69	11.69
10/1/2014	12/31/2014	12.21	11.48	11.48

PS-30

1/1/2015	3/31/2015	12.35	11.05	11.05
4/12015	6/30/2015	11.91	11.02	11.39
7/1/2015	9/3/2015	13.08	11.41	12.27

Quarterly High, Low and Quarter End Closing Prices of BlackRock Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	12.75	9.48	10.12
4/1/2011	6/30/2011	10.52	8.95	8.97
7/1/2011	9/30/2011	9.43	7.30	7.30
10/1/2011	12/31/2011	8.95	7.03	8.16
1/1/2012	3/31/2012	10.33	8.43	9.82
4/1/2012	6/30/2012	9.99	9.02	9.76
7/1/2012	9/30/2012	10.54	9.28	9.72
10/1/2012	12/31/2012	10.16	9.32	10.06
1/1/2013	3/31/2013	10.69	9.87	10.00
4/1/2013	6/30/2013	10.21	9.15	9.36
7/1/2013	9/30/2013	10.30	9.48	9.48
10/1/2013	12/31/2013	9.89	9.17	9.33
1/1/2014	3/31/2014	9.64	9.11	9.17

PS-31

4/1/2014	6/30/2014	9.29	8.39	9.11
7/1/2014	9/30/2014	9.35	8.54	8.54
10/1/2014	12/31/2014	8.99	8.00	8.20
1/1/2015	3/31/2015	9.35	8.02	9.06
4/12015	6/30/2015	9.76	9.07	9.14
7/1/2015	9/3/2015	9.51	8.71	9.48

Quarterly High, Low and Quarter End Closing Prices of Blackstone Class A Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	28.20	15.00	22.90
4/1/2011	6/30/2011	51.00	24.60	38.70
7/1/2011	9/30/2011	40.00	21.40	22.30
10/1/2011	12/31/2011	25.50	19.56	22.50
1/1/2012	3/31/2012	41.50	22.80	37.70
4/1/2012	6/30/2012	39.50	26.00	28.80
7/1/2012	9/30/2012	37.70	26.50	37.70
10/1/2012	12/31/2012	38.50	18.20	21.00
1/1/2013	3/31/2013	29.00	18.60	27.30
4/1/2013	6/30/2013	29.00	22.40	24.70

PS-32

7/1/2013	9/30/2013	26.03	24.18	25.19
10/1/2013	12/31/2013	27.43	24.49	27.13
1/1/2014	3/31/2014	29.45	27.07	28.75
4/1/2014	6/30/2014	29.90	28.05	29.00
7/1/2014	9/30/2014	29.21	27.10	27.10
10/1/2014	12/31/2014	29.65	26.75	29.14
1/1/2015	3/31/2015	29.47	27.85	28.37
4/12015	6/30/2015	31.54	27.82	27.82
7/1/2015	9/3/2015	29.77	27.04	27.53

Quarterly High, Low and Quarter End Closing Prices of FS Investment Common Stock,

April 2014-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
4/16/2014	6/30/2014	10.67	10.07	10.65
7/1/2014	9/30/2014	10.77	10.25	10.77
10/1/2014	12/31/2014	10.63	9.85	9.93
1/1/2015	3/31/2015	10.16	9.19	10.14
4/12015	6/30/2015	10.52	9.84	9.84
7/1/2015	9/3/2015	10.36	9.50	10.12

PS-33

Quarterly High, Low and Quarter End Closing Prices of Hercules Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	11.40	10.42	11.00
4/1/2011	6/30/2011	11.36	10.09	10.52
7/1/2011	9/30/2011	10.80	8.51	8.52
10/1/2011	12/31/2011	9.99	8.20	9.44
1/1/2012	3/31/2012	11.26	9.53	11.08
4/1/2012	6/30/2012	11.50	10.21	11.34
7/1/2012	9/30/2012	11.57	10.99	11.01
10/1/2012	12/31/2012	11.18	10.05	11.13
1/1/2013	3/31/2013	12.84	11.22	12.25
4/1/2013	6/30/2013	14.13	11.71	13.94
7/1/2013	9/30/2013	15.46	13.70	15.25
10/1/2013	12/31/2013	17.09	14.89	16.40
1/1/2014	3/31/2014	16.56	14.07	14.07
4/1/2014	6/30/2014	16.16	13.55	16.16
7/1/2014	9/30/2014	16.89	14.44	14.46
10/1/2014	12/31/2014	16.13	13.42	14.88
1/1/2015	3/31/2015	15.60	13.47	13.48

PS-34

4/12015	6/30/2015	14.06	11.55	11.55
7/1/2015	9/3/2015	12.23	10.78	11.36

Quarterly High, Low and Quarter End Closing Prices of Starwood Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	18.86	17.29	17.98
4/1/2011	6/30/2011	18.38	16.15	16.54
7/1/2011	9/30/2011	17.10	13.42	13.84
10/1/2011	12/31/2011	15.43	13.22	14.92
1/1/2012	3/31/2012	17.49	14.97	16.95
4/1/2012	6/30/2012	17.18	15.66	17.18
7/1/2012	9/30/2012	19.63	17.45	18.76
10/1/2012	12/31/2012	19.13	17.17	18.51
1/1/2013	3/31/2013	23.00	18.91	22.38
4/1/2013	6/30/2013	23.02	18.81	19.96
7/1/2013	9/30/2013	20.85	19.23	19.33
10/1/2013	12/31/2013	22.71	19.15	22.33
1/1/2014	3/31/2014	24.73	22.34	23.59
4/1/2014	6/30/2014	24.52	22.44	23.77

PS-35

7/1/2014	9/30/2014	24.04	21.96	21.96
10/1/2014	12/31/2014	24.06	21.78	23.24
1/1/2015	3/31/2015	24.67	23.24	24.30
4/12015	6/30/2015	24.63	21.56	21.57
7/1/2015	9/3/2015	22.70	20.90	21.28

Quarterly High, Low and Quarter End Closing Prices of TPG Lending Common Stock,

March 2014-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
3/20/2014	3/31/2014	16.70	16.00	16.60
4/1/2014	6/30/2014	23.90	16.60	21.83
7/1/2014	9/30/2014	22.36	16.01	16.01
10/1/2014	12/31/2014	18.00	15.74	16.82
1/1/2015	3/31/2015	18.54	16.34	17.21
4/12015	6/30/2015	18.35	17.00	17.00
7/1/2015	9/3/2015	18.00	16.33	17.30

PS-36

PS-37

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

This section supplements the discussion under “United States Taxation” in the accompanying prospectus and the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and is subject to the limitations and exceptions therein.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

United States Holders

This subsection applies to you only if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat the notes for all tax purposes as a pre-paid derivative contract with respect to the reference asset and the terms of the notes require you and us—in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary—to so characterize and treat the notes. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Subject to the discussion of Section 1260 below, if the notes are so characterized and treated (and such characterization and treatment is respected by the IRS), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. For this purpose, your notes should be treated as maturing upon the occurrence of the participation trigger, and you should therefore generally recognize a capital loss upon the occurrence of a participation trigger in an amount equal to your tax basis in the notes. In general, your tax basis in your notes will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the basket components, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the notes have a return profile that differs substantially from the return profile of the basket components, we believe that Section 1260 likely does not apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the basket components referenced by your notes on the date that you purchased the notes and sold those shares on the date of the sale or maturity of the notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that treatment other than that described above is more appropriate. For example, the IRS could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) any gain or loss that you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary gain or loss, (ii) you should be required to accrue income over the term of the notes, or (iii) (to the extent referenced by your notes) you should be required to include any dividends on the basket components during the term of your notes in ordinary income at the time such dividends are paid or upon the sale or maturity of the notes (even if you are not treated as the owner of the basket components). You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

PS-38

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange, or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, might be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity or earlier sale or exchange You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection applies to you only if you are a United States alien holder, as defined in the accompanying prospectus. If you are a United States holder, this subsection does not apply to you.

If you are United States alien holder and the notes are treated for tax purposes as a pre-paid derivative contract with respect to the reference asset, as discussed above, you should not be subject to U.S. withholding tax with respect to payments on your notes.

As discussed above, in 2007, the IRS released a notice that may affect the taxation of United States alien holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering whether, among other issues, United States alien holders of an instrument such as the notes should be subject to withholding tax. If any such withholding tax is imposed pursuant to subsequent guidance, we will withhold tax at the applicable rates and no additional amounts will be paid in respect of the amount so withheld.

Further, and as discussed above, alternative treatments of the notes for U.S. federal income tax purposes are possible. Should an alternative treatment of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, and we are the withholding agent with respect to such payments, we will withhold tax at the applicable statutory rate (or the lower rate under an applicable treaty) and no additional amounts will be paid in respect of the amount so withheld. For example, if the notes are recharacterized as debt, payments on your notes will be subject to withholding tax unless you qualify for the “portfolio interest exemption” and provide appropriate documentation. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

If you are a United States alien holder, you may be required to file a U.S. tax return and be subject to U.S. taxes on the sale, exchange or maturity of the  notes if any of the basket components is or becomes a United States real property holding corporation (“USRPHC”). This filing obligation and tax liability could arise, for instance, if any basket component is treated as a USRPHC. However, you will not be subject to any such filing obligation or tax liability with respect to the portion of your note that relates to a USRPHC unless either (a) shares of such USRPHC are not regularly traded on an established securities market or (b)(i) on the date you acquired the notes, the value of the shares of such USRPHC that is referenced by your note exceeds five percent of the aggregate value of the regularly traded shares of such USRPHC with the lowest value, or (ii) you purchased the notes (or make other similar investments) with a principal purpose of avoiding the 5% limitation described in the regulations under Section 897 of the Code. We will not attempt to ascertain whether any basket component is or becomes a USRPHC. You should refer to information filed with the SEC with respect to the basket components and consult your own tax advisor regarding the possible consequences to you, if any, if any of the basket

PS-39

components is or becomes a USRPHC. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regard to the amount of your gain or loss on the notes. No additional amounts will be paid in respect of amounts so withheld.

Backup Withholding and Information Reporting

Notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your notes.

PS-40

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither Nomura nor any of its subsidiaries or affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

  If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

PS-41

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of the final pricing supplement. The distribution agent has agreed to purchase the notes from us at [ ]% of the principal amount, resulting in aggregate proceeds to us of $[ ]. The distribution agent’s commission is equal to [ ]%, or $[ ] in the aggregate. The distribution agent will offer the notes to which this pricing supplement relates to the public at the public offering price set forth on the front cover of the final pricing supplement and to certain dealers at such price less a concession not in excess of [ ]% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $[ ].

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above.

PS-42